EXHIBIT 2
VOTING AGREEMENT
           THIS AGREEMENT is made as of March 31, 1998, by and among Al A. Gonsoulin and Gonsoulin Enterprises, Inc., a Louisiana corporation (who are collectively referred to herein as the “Shareholders” and individually as a “Shareholder”), and Pool Energy Services Co., a Texas corporation (the “Company”).
           The Shareholders will acquire shares of the Company’s Common Stock, no par value per share (“Common Stock”), pursuant to a Stock Purchase Agreement among the Shareholders, Sea Mar, Inc., Pool Company, and the Company dated of even date herewith (the “Purchase Agreement”).
           The Company and the Shareholders desire to enter into this Agreement for the purposes of evidencing the Shareholders’ agreement to vote certain of their shares of Common Stock as directed by the Company’s Board of Directors (the “Board”). The execution and delivery of this Agreement is a condition to the Company’s obligation to issue the Common Stock to the Shareholders pursuant to the Purchase Agreement.
           NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
           1. Voting of Shares. The total shares subject hereto are 769,231. From and after the Closing (as defined in the Purchase Agreement) and until the second anniversary of the Closing, each Shareholder shall vote all shares of Common Stock owned by him (subject to the Escrow Agreement of even date herewith executed pursuant to the Purchase Agreement) (the “Shareholder Shares”) and shall take all other reasonably necessary or desirable actions within his or her control (whether in his or her capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including without limitation attendance at meetings by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including without limitation calling special Board and stockholder meetings), so that the Shareholder Shares are voted as directed by the Board.
           2. Irrevocable Proxy; Conflicting Agreements.
           a. In order to secure each Shareholder’s obligation to vote his or her Shareholder Shares in accordance with the provisions of paragraph 1, each Shareholder hereby appoints J. T. Jonebloed and E. J. Spillard, or either of them, as his true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his Shareholder Shares as provided for in paragraph 1. J. T. Jonebloed and E. J. Spillard, or either of them, may exercise the irrevocable proxy granted to them hereunder at any time any Shareholder fails to comply with the provisions of this Agreement. The proxies and powers granted by each Shareholder pursuant to this paragraph 2 are coupled with an interest and are given to secure the performance of the Shareholder’s obligations to the Company under this Agreement. Such proxies and powers will be irrevocable for the term of this Agreement and will survive the death, incompetency and disability of such Shareholder.
           (b) Each Shareholder represents that he has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Shareholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.
           3. Legend. Each certificate evidencing Shareholder Shares and each certificate issued in exchange for or upon the transfer of any Shareholder Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:
“The securities represented by this certificate are subject to a Voting Agreement dated as of March 31, 1998, among the issuer of such securities (the “Company”) and certain of the Company’s stockholders. A copy of such Agreement will be furnished without charge by the Company to the holder hereof upon written request.”
The legend set forth above shall be removed from the certificates evidencing any Shareholder Shares at the request of the Shareholder at any time after the earlier to occur of (i) the second anniversary of the Closing, or (ii) their sale to a third party in compliance with all applicable laws.
           4. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Shareholders unless such modification, amendment or waiver is approved in writing by the Company and the Shareholders so affected. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
           5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
           6. Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
           7. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Shareholders and any subsequent holders of Shareholder Shares and the respective successors and assigns of each of them, so long as they hold Shareholder Shares. Notwithstanding the foregoing, however, (i) this Agreement does not apply to any shares not placed in the Escrow Fund pursuant to the Purchase Agreement and (ii) in the event of any sale of the Shareholder Shares subject to this Agreement, to a third party, all restrictions, limitation and conditions of this Agreement or to the Shareholders Shares sold shall be released, null and void.
           8. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
           9. Remedies. The parties shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the parties may apply to the arbitrators described in paragraph 11 below for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
           10. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company and the Shareholders at the addresses set forth below and to any subsequent holder of Shareholder Shares subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service, as follows;
           If to Shareholders:
Al A. Gonsoulin
2900 Wesleyan, Suite 420
Houston, Texas 77027

With a copy to:
John T. Nesser III
Nesser, King & LeBlanc, L.L.P.
201 St. Charles Avenue, Suite 3800
New Orleans, Louisiana 70170
           If to Company:
Pool Company
10375 Richmond Avenue
Houston, Texas 77042
Attention: Senior Vice President, Finance
           11. Governing Law; Arbitration. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Texas. In the event of any dispute, difference or question (“Dispute”) between the Company and the Shareholders (“Disputing Parties”), which cannot be otherwise resolved by the Disputing Parties themselves, the Dispute will be settled under Section 9.12 of the Purchase Agreement.
           12. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
           13. Gender. Whenever required by the context hereof, the masculine or neuter gender shall include any of the masculine, feminine or neuter genders.
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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

POOL ENERGY SERVICES CO.
By:	/s/ WILLIAM J. MYERS
William J. Myers
Group Vice President - U.S. Operations

/s/ AL A. GONSOULIN
AL A. GONSOULIN